EXHIBIT 99.1

                   WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                     DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
 UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                  (Dollars in thousands, except per share data)
                                                         Three Months Ended March 31,
                                               -------------------------------------------
                                                       2004                   2003
                                               --------------------  ---------------------
NET SALES                                      $        296,586      $        259,854

OPERATING COSTS:
  Cost of sales                                         280,873               271,742
  Selling, general and administrative expenses            3,728                 6,053
  Depreciation                                           12,296                14,483
  Pension curtailment                                         -                38,803
                                               -------------------------------------------
   Total operating costs                                296,897               331,081
                                               -------------------------------------------

 LOSS FROM OPERATIONS                                      (311)              (71,227)

  Reorganization items                                   (4,870)                    -
  Income from unconsolidated subsidiaries                 1,611                    83
 Interest expense (excluding contractual
    interest expense of $1,047 in 2004)                  (4,863)               (4,962)
  Other income, net                                      (1,262)                1,293
                                               -------------------------------------------

LOSS BEFORE INCOME TAXES                                 (9,695)              (74,813)
  Income tax provision (benefit)
                                                              -                     -
                                               -------------------------------------------

NET LOSS                                                 (9,695)              (74,813)

OTHER COMPREHENSIVE LOSS:
 Change in additional minimum pension
   liability                                                  -               (15,345)
                                               -------------------------------------------
COMPREHENSIVE INCOME (LOSS)                    $         (9,695)     $        (90,158)
                                               ===========================================

PER SHARE DATA:
Weighted average number of common shares (in
    thousands):
  Basic                                                  42,279                42,077
  Diluted                                                42,279                42,077

Basic loss per share:                          $          (0.23)     $          (1.78)
Diluted loss per share:                        $          (0.23)     $          (1.78)

        The accompanying notes are an integral part of these statements.

                          WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                            DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
                        UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                         (Dollars in thousands, except share amounts)

                                                     March 31,               December 31,
                                               -------------------------------------------
                                                       2004                   2003
                                               --------------------  ---------------------
ASSETS:
Current assets:
  Cash and equivalents, including
    restricted cash of $214 and $230,
    respectively                               $            214      $            230
  Receivables, less allowances of $4,824
    and $7,546, respectively                            116,701               119,460
  Inventories                                            96,535               138,735
  Other current assets                                    6,955                11,157
                                               -------------------------------------------
   Total current assets                                 220,405               269,582
Property, plant and equipment, net                      306,869               319,137
Other assets and deferred charges                         5,802                 8,892
                                               -------------------------------------------
TOTAL ASSETS                                   $        533,076      $        597,611
                                               ===========================================

LIABILITIES:
Current liabilities:
  Debtor-in-possession facility                $         94,958      $        141,087
  Notes and bonds payable                                55,018                55,461
  Payables                                               41,209                26,465
  Accrued employee costs and benefits                    25,788                27,070
  Accrued taxes other than income                         8,492                12,618
  Other current liabilities                               4,971                 5,162
                                               -------------------------------------------
   Total current liabilities                            230,436               267,863

Other long term liabilities                               5,125                 4,238

Liabilities subject to compromise                     1,573,865             1,592,165
                                               -------------------------------------------
  TOTAL LIABILITIES                                   1,809,426             1,864,266

REDEEMABLE STOCK (Series A):                             19,032                19,032

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.01 par value;
  50,000,000 shares authorized;
  44,256,821 and 44,056,828 shares issued                   441                   441
Additional paid-in capital                              458,199               458,199
Accumulated deficit                                  (1,743,762)           (1,734,067)
Other stockholders' equity                              (10,260)              (10,260)
                                               -------------------------------------------
  TOTAL STOCKHOLDERS' DEFICIT                        (1,295,382)           (1,285,687)
                                               -------------------------------------------
TOTAL LIABILITIES, REDEEMABLE STOCK
AND STOCKHOLDERS' DEFICIT                      $        533,076      $        597,611
                                               ===========================================

        The accompanying notes are an integral part of these statements.

                   WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                     DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                         Three Months Ended March 31,
                                               -------------------------------------------
                                                       2004                   2003
                                               --------------------  ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET LOSS                                     $         (9,695)     $        (74,813)

  ADJUSTMENTS TO RECONCILE NET LOSS
  TO NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:
    Depreciation                                         12,296                14,483
    Income from unconsolidated subsidiaries              (1,611)                  (83)
    Amortization of deferred financing costs              2,687                   706
    Reorganization charges                                4,870                     -
    Pension curtailment                                       -                38,803
    Cash provided (used) by working
    capital items:
      Receivables                                         2,759               (14,115)
      Inventories                                        42,200                 1,832
      Other current assets                                4,202                (1,107)
      Payables                                           (2,091)               (9,191)
    Accrued employee costs and benefits                  (1,282)                    -
    Other current liabilities                            (3,762)                2,541
    Accrued pension obligation                                -                13,505
    Other postretirement benefits                             -               (1,389)
    Other                                                  (135)                1,012
                                               -------------------------------------------

NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES BEFORE REORGANIZATION ITEMS:                50,438               (27,816)
    Payments related to reorganization items             (4,767)                    -
                                               -------------------------------------------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES                                             45,671               (27,816)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital spending                                          (28)               (1,683)
  Distribution from unconsolidated subsidiary               913                   836
                                               -------------------------------------------

NET CASH USED BY INVESTING ACTIVITIES                       885                  (847)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on senior credit facility                    -                29,526
  Net (repayments) on debtor-in-possession
    revolving loan facility                             (46,129)                    -
  Repayment of debt obligations                            (443)                 (697)
                                               -------------------------------------------

NET CASH  (USED) PROVIDED BY FINANCING
  ACTIVITIES                                            (46,572)               28,829
                                               -------------------------------------------

NET (DECREASE) INCREASE IN CASH AND
  EQUIVALENTS                                               (16)                  166

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                 230                   219
                                               -------------------------------------------
CASH AND EQUIVALENTS AT END OF PERIOD          $           214       $            385
                                               ===========================================


SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid, net of capitalized interest   $          4,463      $          4,557
  Income taxes paid (refunded), net                           2                    46

        The accompanying notes are an integral part of these statements.
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
 (In thousands of dollars, except per share amounts, or in millions of dollars where indicated)

NOTE 1

BASIS OF PRESENTATION

     The Consolidated Condensed Financial Statements presented herein are unaudited. The Consolidated Condensed Balance Sheet as of December 31, 2003 has been derived from the audited balance sheet included in the Company's Current Report on Form 8-K, which was incorporated by reference to the 2003 Annual
Report on Form 10-K. Unless context otherwise requires, the terms "Weirton Steel, " "Weirton," the "Company," "we," "us" and "our" refer to Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a controlling interest are consolidated; entities of which the Company owns a less than controlling interest are not consolidated and are reflected in the consolidated condensed financial statements using the equity method of accounting. All material intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation.

     Certain information and footnote disclosures normally prepared in accordance with accounting principles generally accepted in the United States have been either condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Although the Company believes that all adjustments necessary for a fair presentation have been made, interim periods are not necessarily indicative of the financial results of operations for a full year. As such, these financial statements should be read in conjunction with the audited financial statements and notes thereto included or incorporated by reference to the Company's Current Report on Form 8-K, which was incorporated by reference to the 2003 Annual Report on Form 10-K.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior year amounts to conform with current year presentation.

STOCK BASED COMPENSATION

     At March 31, 2004, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees." No stock-based employee compensation cost is reflected in the Company's net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the Company's net loss and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                 For the Three Months
                                                    Ended March 31,
                                              ---------------------------------
                                                    2004           2003
    Net loss:                                 ---------------------------------
         As reported................          $   (9,695)     $  (74,813)
    Fair Value of Stock-based compensation          (206)           (232)
      Pro forma.....................              (9,901)        (75,045)
    Basic loss per share:
      As reported...................          $    (0.23)     $    (1.78)
      Pro forma.....................               (0.23)          (1.78)
    Diluted loss per share:
      As reported...................          $    (0.23)     $    (1.78)
      Pro forma.....................               (0.23)          (1.78)

NOTE 2

BANKRUPTCY PROCEEDINGS

     On May 19, 2003, Weirton Steel Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of West Virginia (the "Court"). Weirton continues to manage its business as a debtor-in-possession. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. In connection with the filing of the Chapter 11 petition, Weirton has obtained Court orders that authorize it to pay certain pre-petition liabilities (such as employee wages and benefits, certain taxes and certain interest on senior secured indebtedness) and to take certain actions intended to preserve the going concern value of the business and enhance the prospects of reorganization. In addition, after December 31, 2003, Weirton obtained court orders that authorized us to pay certain pre-petition liabilities for critical raw materials.

     On February 25, 2004, the Company entered into that certain Amended and Restated Asset Purchase Agreement ("APA") with ISG Weirton Inc. and its parent corporation, Cleveland-based International Steel Group ("Group" and together with ISG Weirton, "ISG"), pursuant to which the Company agreed to sell substantially all of its assets to ISG for approximately $255.0 million, subject to purchase price adjustments in the APA, consisting of cash and the assumption of certain liabilities. On April 22, 2004, the Court approved the company's request to sell substantially all of its assets to ISG. On May 6, 2004 the Court approved the settlement between Weirton and the Informal Committee of Secured Noteholders. The Court approved APA between Weirton and ISG is scheduled to close on May 17, 2004. The transaction is the latest in a steel industry that has been rapidly consolidating since 2001. ISG has been a major player in consolidation, acquiring companies and lowering its costs through labor agreements that have scaled back health care and pension costs, and made significant reductions in the ranks of represented workers and management

     On February 26, 2004, the Company's wholly owned subsidiary, FW Holdings, Inc., which holds a capital lease for the steam and power generation facilities used in the Company's operations, filed a voluntary petition with the Court under Chapter 11. Also on February 26, 2004, another wholly owned subsidiary of the Company, Weirton Venture Holdings Corporation, which holds a 50% interest in WeBco International, LLC, filed a voluntary petition under chapter 11 of the Bankruptcy Code. Both of these cases are being jointly administered with the bankruptcy case of the Company, and both of these subsidiaries also are selling all or substantially all of their assets to ISG Weirton pursuant to the APA.

     These financial statements have been prepared in accordance with the AICPA's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires that the financial statements for periods following the Chapter 11 filing through the Effective Date of the plan of reorganization distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately as Reorganization items, net in the Consolidated Condensed Statements of Operations. The Consolidated Condensed Balance Sheet as of March 31, 2004 and December 31, 2003 distinguishes pre-petition liabilities subject to compromise from both those pre-petition
liabilities   that  are  not  subject  to  compromise  and  from   post-petition
liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The assets subject to the APA with ISG, discussed above, were not classified as "held for sale" at March 31, 2004 and December 31, 2003. When the APA is completed, we will recognize a significant loss on the sale of these assets at the closing of the contemplated transaction.

     Under the Bankruptcy Code and related rules, the Company is required to file certain information and reports with the Court. During the three months ended March 31, 2004, the Company filed with the Court its required Monthly Operating Reports in the form prescribed by the United States Trustee for the Northern District of West Virginia. Monthly Operating Reports are unaudited and prepared in a format prescribed by applicable bankruptcy rules. Those rules are not necessarily in accordance with Generally Accepted Accounting Principles or with requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by Weirton at the filing date are stayed, and other pre-petition contractual obligations may not be enforced against Weirton. In addition, Weirton has the right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these rejections may file claims with the Court. The amounts of claims filed by creditors could be significantly different from their recorded amounts. Due to material uncertainties, it is not possible to predict the length of time Weirton will operate under Chapter 11 protection, the outcome of the proceedings or the amount or nature of any recovery by claimants.

   Except for fully secured debt, a vendor-financing obligation under a capital lease, real and personal property taxes, accrued wages and related payroll taxes and withholdings, all recorded pre-petition liabilities of the Company have been classified as liabilities subject to compromise. The Court authorized payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other postretirement benefits and certain other accrued liabilities since May 19, 2003, are included in liabilities subject to compromise. The Preferred Series C and Preferred Series D stock are also considered liabilities subject to compromise. Liabilities subject to compromise were as follows:

                                        March 31, 2004        December 31, 2003
                                        --------------        -----------------

Other postemployment benefits           $        339.9        $           343.5
    Pension                                      825.1                    825.1
    Unsecured debt                               248.9                    248.9
    Accounts payable                              64.2                     78.3
    Accrued employment costs                      16.2                     16.2
    Other accrued liabilities                     29.4                     30.0
    Preferred series C & D stock                  48.4                      1.8
    Accrued taxes and interest                     1.8                     48.4
                                        --------------        -----------------
            Total                       $      1,573.9        $          1592.2
                                        ==============        =================

     Net costs resulting from reorganization of the business have been reported separately in the consolidated condensed statement of operations as reorganization items. For the quarter ended March 31, 2004, the following have been incurred:

    Reorganization expense....................................$     4.9


NOTE 3

LIQUIDITY AND FINANCING ARRANGEMENTS

                                                     March  31,    December 31,
                                                        2004          2003
                                                     ---------     ------------
 Secured Debt:

   Obligation under revolving DIP Facility........   $  94,958     $ 141,087
                                                     =========     =========
   Obligation under term DIP Facility.............   $  25,000     $  25,000

   Vendor financing obligations (capital lease)...      27,289        27,693

   6 1/4% Term Loan due 8/14/14...................       2,729         2,768
                                                     ---------     ------------
      Total.......................................      55,018        55,461
                                                     ---------     ------------
 Under Secured or Unsecured Debt:
   10% Senior Secured Notes due 4/1/08............     165,839       165,839
   9% Secured Series 2002 Pollution Control
     Bonds due 4/1/12.............................      42,772        42,772

   Vendor financing obligations...................         543           543

   11 3/8% Senior Notes due 7/1/04................      12,658        12,658

   10 3/4% Senior Notes due 6/1/05................      16,336        16,336
   8 5/8% Pollution Control Bonds due
     11/1/14......................................      10,720        10,720
                                                     ---------     ------------
 Total under or unsecured debt....................     248,868       248,868
                                                     ---------     ------------
 Total............................................     303,886       304,329

 Less: Current portion.............................    (55,018)      (55,461)



 Less: debt subject to compromise.................    (248,868)(1)  (248,868)(1)
                                                     ---------     ------------
      Long-term debt..............................   $      --     $      --
                                                     =========     =========
_______

(1) At March 31, 2004 and December 31, 2003 contingent interest of $13.6 million is recorded as debt subject to compromise. The contingent payments were based on excess cash flow as defined in the indentures governing the debt securities issued in connection with the 2002 exchange offers. A gain on early extinguishment of debt of $13.6 million was recorded in 2003 for contingent interest payments that were not required to be made. No payments were required during the quarter ended March 31, 2004 and likewise no gain on early extinguishment of debt was recorded. Pending any changes in the terms of the underlying debt, gains will be recognized in the future for any future contingent interest payments that are not required to be made. The gain from contingent interest is a reduction in the related debt that is recorded in Liabilities Subject to Compromise at March 31, 2004 and December 31, 2003.

  DIP Facility and  Senior Credit Facility

     At March 31, 2004 and December 31, 2003, the Company had outstanding $95.0 million and $141.1 million, respectively, under the DIP Facility, which is presented net of $6.5 million and $2.8 million, respectively, of all available cash from lockboxes. Additionally, the Company utilized $2.2 million and $0.5 million under its debtor-in-possession letter of credit sub-facility at March 31, 2004 and December 31, 2003, respectively. After consideration of amounts outstanding under its letter of credit sub-facility and the amounts restricted in the "availability block", discussed below, the Company had $29.0 and $9.0 million available for additional borrowing under the DIP Facility at March 31, 2004 and December 31, 2003, respectively.

     The DIP Facility has been structured to provide the Company with up to $225.0 million in financing during the course of its bankruptcy case. The DIP Facility consists of a term loan of $25.0 million and a revolving loan facility of up to $200.0 million. The borrowing base for the revolving loan facility is determined by the Company's levels of accounts receivable and inventory in a manner substantially similar to the Senior Credit Facility. The DIP Facility also includes a letter of credit sub-facility of up to $5.0 million. The DIP Facility revolving loan lenders consist of Fleet Capital Corporation, "now Bank of America Business Capital", Foothill Capital Corporation, The CIT Group/Business Credit, Inc., GMAC Commercial Finance LLC and GE Capital and the DIP Facility term loan lender is Manchester Securities Corporation. Fleet Capital Corporation, "now Bank of America Business Capital", acts as Agent for the DIP Facility lenders. The DIP Facility is collateralized by a senior lien on our inventories, accounts receivable, property, plant and equipment and substantially all of our other tangible and intangible assets with certain exceptions for prior existing senior liens. Priority in the encumbered plant, property and equipment collateral goes first to the term loan lender and in all other collateral to the revolving loan lenders. Proceeds from permitted sales of the respective types of collateral must be used to pay down the related loan. In the case of revolving loans, amounts repaid may become available for reborrowing. The DIP Facility has a term extending through the earliest to occur of (i) November 20, 2004, (ii) the occurrence of a Default or Event of Default (as defined in the DIP Facility), or (iii) confirmation of a final bankruptcy reorganization plan, unless the facility is terminated earlier as provided by its terms.

     In the absence of default, the Company is required to pay interest on outstanding amounts under the revolving portion of the DIP Facility of either
(1) the prime rate announced from time to time by Fleet Bank, plus 2.25 % or (2) LIBOR, plus 3.75%, at its option. The non-default interest rate applicable to the term portion is 14.5% per annum. Default rates of interest on revolving loans and the term loan under the DIP Facility are increased by 2.0% and 3.0% per annum, respectively, over the non-default rates. To maintain the DIP Facility, the Company is required to pay, from time to time, certain non-refundable fees, including a facility fee, unused line fee, administrative fee and monitoring fee. In addition, a deferred fee will be payable to the revolving lenders upon the earliest to occur of (i) confirmation of a plan of reorganization, (ii) sale of substantially all our assets or (iii) repayment in full of our obligations under the DIP Facility. Optional prepayment of the term loan under the DIP Facility also requires a prepayment fee, the size of which varies depending on the time of payment.

     The DIP Facility contains certain representations and warranties about Weirton and its business, affirmative and negative covenants requiring or restricting Weirton's ability to engage in specified transactions and activities, and Events of Default, many of which have been derived from similar provisions in our former Senior Credit Facility and others that we believe are customary for a facility of this type. As under the prior Senior Credit
Facility, amounts available for revolving borrowings depend on Weirton's borrowing base of eligible receivables and inventory and are subject to certain limitations and reserves. Under the DIP Facility, the company is required to maintain minimum initial "availability block" of $10.0 million and at March 31, 2004, the "availability block" had increased to $17.0 million. The DIP Facility requires increases in the "availability block" over time to a $20.0 million level by July 31, 2004. The DIP Facility provides the agent, for the lenders, the authority to establish additional reserves that it deems necessary, including, accelerating the scheduled increases of the "availability block". The required increase in availability may be offset by asset sale proceeds, which increases effective borrowing capacity. The DIP Facility also contains certain performance covenants focused on meeting financial objectives and complying with budgetary limitations, and the failure to observe these covenants could result in one or more Events of Default. Among other things, these covenants require Weirton to attain increasing amounts of cumulative EBITDAR (earnings before interest expense, income taxes, depreciation and Restructuring Expenses, as defined in the DIP Facility) for specified periods during the term of the DIP Facility and minimum monthly EBITDAR during the last five months of the term. In addition, Weirton may not permit Restructuring Expenses to exceed monthly budgeted amounts by more than 10% overall and by more than 15% on a categorical basis. The Company is not permitted to allow consolidated accounts payable at the end of any month to be less than 50% of the projected budgeted amount for that date.

     The DIP Facility Events of Default encompass a wide range of occurrences, including, among other things: failure to pay obligations in a timely manner; breaches of representations, warranties and covenants (subject, in some cases, to cure periods); business disruptions and other factors producing a Material Adverse Effect (as defined in the DIP Facility) on Weirton's business, assets, financial condition or income (other than as contemplated in our budget); material uninsured losses to collateral; changes in control and executive management; defaults on other indebtedness in excess of $0.5 million in the aggregate; and a number of events potentially affecting our bankruptcy case adversely, including our failure to file a plan of reorganization within 270 days of the petition filing date, the filing of reorganization plans unacceptable to any DIP Facility lender, the conversion of our case into a Chapter 7 (liquidation) proceeding, the filing of certain bankruptcy pleadings, the granting of authority to Weirton to incur certain impermissible liens or impermissible debt, the appointment of a bankruptcy trustee with enlarged powers, or the issuance of an order lifting the automatic stay in bankruptcy to allow persons to proceed against any of Weirton's material property.

     In December 2003, the Company's cumulative retention and severance expense and its aggregate Cumulative Restructuring Expense exceeded those allowed under the DIP Facility's performance covenants, resulting in Events of Default. Due to the cumulative nature of these covenants, violations also occurred throughout all of 2004, and the Company anticipates that violations will continue on a monthly basis going forward. Additionally, in January and February, the Company also violated the cumulative other post-retirement benefits expense covenant and it violated this on an ongoing monthly basis. The Company and its DIP Lenders have negotiated waivers of the December, January and February covenant violations, and those waivers were approved by the Bankruptcy Court.

     In the absence of executed waivers for all known covenant violations, and the resulting Events of Default, the DIP Lenders can seek remedies available under the DIP Agreement, including accelerating the outstanding obligation. However, pending resolution of the sale of the Company's assets to ISG, the DIP Lenders have not exercised any remedies available to them as a result of the Events of Default.

     In the event the sale of the Company's assets to ISG would be delayed or terminated, the Company would continue to seek waivers to successive monthly covenant violations as they arise. The DIP lenders have not made any prospective commitments to waive future covenant violations resulting from the cumulative nature of the existing covenant violations.

     As of March 31, 2004, due to the covenant violations above, the Company is in cross default of it $27.3 million Vendor Financing obligation and $2.7 million 6 1/4% Term Loan and has classified both of these item as current liabilities.

NOTE 4

PENSION

     During 2002, the Company applied to the Internal Revenue Service (the "IRS") for waivers regarding its pension plan funding obligations for plan years 2002 and 2003. In April 2003, the IRS granted the Company contingent funding waivers for the 2002 plan year and the first quarterly 2003 plan year contributions. The effect of the waivers would have been to allow Weirton to stretch out its required funding for the plan over a five-year period. The waivers were granted contingent upon the Company providing "adequate security" for its rescheduled obligations within 90 days of issuance. The DIP Facility and Court orders applicable to the Company in connection with its bankruptcy case prevented the Company from providing security. As a result of the Company's inability to satisfy the security requirements, the required aggregate of $47.6 million in pension obligations retroactively became due. As with all pension
liabilities,   the  $47.6  million  is  classified  as  liabilities  subject  to compromise.

     During February 2003, the Company's unionized employees ratified new labor agreements, which, among other things, provided for a freeze of further benefit accruals under the Company's defined benefit pension plan as of April 30, 2003. The Company applied the same freeze to its non-unionized workforce. In accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," the Company recognized a pension curtailment charge of $38.8 million. The curtailment charge reflects the full recognition of the unrecognized prior service cost and transition obligation, since all benefit accrual associated with expected future years of service has been eliminated. Because the pension plan freeze constituted a significant event, the Company re-measured its pension plan assets and liabilities as of February 28, 2003. The accounting rules provide that if, at any plan measurement date, the fair value of plan assets is less than the plan's accumulated benefit obligation ("ABO"), the sponsor must establish a liability at least equal to the amount by which the ABO exceeds the fair value of plan assets. The liability must be offset by the recognition of an intangible asset and/or a charge against stockholders' deficit. Even though the freeze operates to moderate the Company's long term funding burden with respect to the plan, because the Company was required to recognize all prior service cost and transition obligation with the pension curtailment, the difference between the ABO and plan assets at February 28, 2003 was taken as a direct charge of $15.3 million to stockholders' deficit.

On October 21, 2003, the Pension Benefit Guaranty Corporation ("PBGC") filed a complaint to terminate as of that date , the Company's funded defined benefit plan. On November 7, 2003, the Company consented to the termination of its pension plan and the PBGC assumed all assets and liabilities of the Plan as of that date. As a result, the Company's benefit obligations for purposes of FAS 87 accounting have been eliminated. The Company's accrued pension cost, which was $221 million as of December 31, 2002, has been eliminated. However, the PBGC has filed a claim against the Company in Bankruptcy Court for $825.1 million, equal to the PBGC's estimate of the unfunded benefit liability. The Company has recorded pension obligations of $825.1 million as part of liabilities subject to compromise as of March 31, 2004 and December 31, 2003. This claim will be settled in the course of bankruptcy proceedings.

NOTE 5

INVENTORIES

    Inventories consisted of the following:

                                                     March 31,     December 31,
                                                       2004           2003
                                                     ---------     ------------

        Raw materials......................          $  35,521     $  35,850
        Work-in-process....................             20,058        34,175
        Finished goods.....................             40,956        68,710
                                                     ---------     ------------
                                                     $  96,535     $ 138,735
                                                     =========     =========

NOTE 6

EARNINGS PER SHARE

     For the three months ended March 31, 2004 and 2003, basic and diluted earnings per share were the same; however, securities totaling 1,452,341 and 1,463,801, respectively, were excluded from both the basic and diluted earnings per share calculations due to their anti-dilutive effect.

     For the three months ended March 31, 2004 and 2003, there were an additional 939,166 and 1,603,333 options, respectively, outstanding for which the exercise price was greater than the average market price.

NOTE 7

CLAIMS AND ALLOWANCES

     The Company's policy is to fully reserve for claims that have been or may be incurred on all products that have been shipped. The reserve is calculated based on claims that have been submitted but not settled. The calculation also considers anticipated claims based on historical performance. The reserve for claims and allowances is netted against accounts receivable for financial reporting purposes.

     The following is a rollforward of the Company's claims and allowances activity for the first quarter of 2004:

     Beginning Balance at December 31, 2003:.......       $5,849
       Additions to Reserve........................        4,335
       Settled Claims..............................        6,569)
                                                         -------
     Ending Balance at March 31, 2004:.............       $3,615
                                                         =======